Exhibit 5.1
October 21, 2009

BioCancell Therapeutics Inc.
Beck Science Center
8 Hartom St, Har Hotzvim
Jerusalem 97775

Re:      Registration Statement on Form S-1, Registration No. 333-162088

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-1 (the “Registration Statement”), initially filed on September 24, 2009, and as may be amended, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of units of BioCancell Therapeutics Inc., a Delaware corporation (the “Company”), consisting of 300 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), 150 Series 3 warrants, 150 Series 4 warrants (collectively, the “Warrants”) and the shares of Common Stock underlying the Warrants (the “Warrant Shares”), up to 20,000 units (the “Units”). This opinion is being furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus forming a part thereof (the “Prospectus”), other than as expressly stated herein.

We have acted as special counsel for the Company in connection with its preparation of the Registration Statement. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law, and we express no opinion with respect to any other laws.

Based on the foregoing, we are of the opinion that:

1.	The Units constitute valid and legally binding obligations of the Company and, upon issuance and delivery against payment therefor, will be validly issued, fully paid and non-assessable.

2.
The Shares (except for the Warrant Shares) underlying the Units have been duly authorized and, upon issuance and delivery against payment therefor, will be validly issued, fully paid and non-assessable.

3.
The Warrants constitute valid and legally binding obligations of the Company under the laws of the State of Delaware, as applied to contracts made and performed within such State, to issue the Warrant Shares assuming the holder has complied with the terms of the Warrants governing the obligation to issue such Warrant Shares.

4.
The Warrant Shares have been duly authorized and, if and when the Warrants are exercised, provided that the Warrant Shares are subsequently issued and delivered by the Company pursuant to the terms of the Warrants and as described in the Registration Statement, the Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

It is understood that this opinion is to be used only in connection with the offer and sale of the Units while the Registration Statement is in effect.

Very truly yours,

Greenberg Traurig LLP